Exhibit 99.1
NYMAGIC TO BE ACQUIRED BY PROSIGHT SPECIALTY INSURANCE
Shareholders to receive $25.75 per share in cash.
Transaction Valued at Approximately $230 Million
NEW YORK, July 15, 2010 — NYMAGIC, INC. (NYSE: NYM) today announced that it has entered into a definitive agreement to be acquired by ProSight Specialty Insurance Holdings, Inc. (“ProSight Specialty Insurance”) for $25.75 per share, which represents a premium of 23.5% to NYMAGIC’s closing price yesterday of $20.85. ProSight Specialty Insurance was founded by CEO Joseph Beneducci and a group of senior executives from the P&C industry and is backed by affiliates of TPG Capital and GS Capital Partners.
NYMAGIC’s Chairman, Robert G. Simses, said: “We are pleased to reach an agreement with ProSight Specialty Insurance that we strongly believe is in the best interest of our shareholders, presenting them with excellent value for their shares. Our Board of Directors also strongly believes that this transaction will create attractive long-term opportunities for our employees, customers and business partners.”
Under the terms of the agreement, NYMAGIC stockholders will receive $25.75 per share in cash. The transaction will be 100% equity funded by ProSight Specialty Insurance. Completion of the transaction, which is expected to occur in the fourth quarter of 2010, is subject to the approval of NYMAGIC stockholders, customary closing conditions and regulatory approvals.
NYMAGIC shareholders owning approximately 40% of the Company’s fully diluted common shares have executed voting agreements pursuant to which they have agreed to vote in favor of the transaction.
Keefe, Bruyette & Woods, Inc. provided a fairness opinion to the NYMAGIC Board of Directors and its Negotiating Committee of independent directors. Dewey & LeBoeuf LLP is acting as legal advisor to NYMAGIC. Goldman, Sachs & Co. is acting as financial advisor, and Weil, Gotshal & Manges LLP is acting as legal advisor to ProSight Specialty Insurance, TPG Capital and GS Capital Partners.
About NYMAGIC
NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in underwriting ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business.

About ProSight Specialty Insurance
ProSight Specialty Insurance is a specialty P&C insurance company that aims to create and deliver specialized solutions for groups of customers through limited, exclusive distribution partners. The company’s employees have a long history of underwriting, operations, distribution and claims experience. ProSight Specialty Insurance was founded by CEO Joseph Beneducci and a group of senior executives from the P&C industry and is backed by affiliates of TPG Capital and GS Capital Partners.
About TPG Capital
TPG Capital is the global buyout group of TPG, a leading private investment firm founded in 1992, with $48 billion of assets under management and offices in San Francisco, Beijing, Fort Worth, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, Shanghai, Singapore and Tokyo. TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. TPG’s insurance and financial services investments have included Ariel Reinsurance, BTPN, Direct General, Endurance, Fidelity National Information Services, LPL Financial Services, Shenzhen Development Bank and Shriram Transport, among others.
About GS Capital Partners
Since 1986, the Goldman Sachs Merchant Banking Division and its predecessor business areas have raised 16 private equity and principal debt investment funds aggregating over $82 billion of capital (including leverage). GS Capital Partners VI is the current private equity vehicle through which Goldman Sachs conducts its large, privately negotiated, corporate equity investment activities. A global leader in private corporate equity investing, GS Capital Partners is a family of funds with a focus on large, high quality companies with strong management and funding acquisition or expansion across a range of industries and geographies.
Forward-Looking Information
This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include all statements other than those made solely with respect to historical fact. Examples of forward-looking statements in this communication include references to our announced transaction with ProSight. Forward-looking statements are only predictions and are not guarantees of performance. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to (1) the occurrence of any event, change or other circumstance that could cause the transaction to not be consummated and (2) other factors described in NYMAGIC’s filings with the Securities and Exchange Commission (“SEC”), including its reports on Forms 10-K, 10-Q and 8-K. NYMAGIC undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.

Additional Information About This Transaction
In connection with the proposed transaction, NYMAGIC will file with, or furnish to, the SEC all relevant materials, including a proxy statement on Schedule 14A. NYMAGIC SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (WHEN IT BECOMES AVAILABLE) AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to shareholders of NYMAGIC. The documents filed by NYMAGIC will also be available, free of charge, from the SEC’s website, www.sec.gov, or from NYMAGIC’s website, www.nymagic.com. In addition, NYMAGIC shareholders will be able to obtain free copies of the documents filed with the SEC by directing a request to Corporate Secretary, NYMAGIC, INC. 919 Third Avenue, 10th Floor, New York, NY 10022. Tel. 212.551.0600. e-mail corporatesecretary@nymagic.com.
NYMAGIC and its directors and executive officers and certain other members of its management may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. YOU CAN FIND INFORMATION REGARDING THESE DIRECTORS AND EXECUTIVE OFFICERS IN NYMAGIC’S DEFINITIVE PROXY STATEMENT FOR ITS 2010 ANNUAL MEETING OF SHAREHOLDERS, WHICH WAS FILED WITH THE SEC ON APRIL 5, 2010. ADDITIONAL INFORMATION REGARDING THE INTERESTS OF SUCH POTENTIAL PARTICIPANTS WILL BE INCLUDED IN THE PROXY STATEMENT AND THE OTHER RELEVANT DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC WHEN THEY BECOME AVAILABLE.
CONTACTS:
George R. Trumbull, 212-551-0610
or
Tiberend Strategic Advisors, Inc.
212-827-0020
Gregory Tiberend or Andrew Mielach